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                                                                 Exhibit 10.205


                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT made as of this 14th day of April, 1999, (this "Agreement") by and between Paxson Communications Corporation, a Delaware corporation with its principal place of business at 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233 ("Company") and John F. DeLorenzo, an individual, currently residing at the address set forth under such individual's signature below (the "Executive") (collectively, the "Parties").

WHEREAS, Company desires to employ Executive as Executive Vice President, Treasurer and Chief Financial Officer, and the Parties desire to enter into this agreement to secure Executive's employment as Executive Vice President, Treasurer and Chief Financial Officer during the term hereof, all on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. The Company agrees to employ the Executive and the Executive agrees to serve the Company as Executive Vice President, Treasurer and Chief Financial Officer based primarily at the Company's West Palm Beach, Florida offices, on the terms and conditions hereinafter set forth. Unless otherwise agreed, Executive shall not be required to relocate to any other office of the Company outside of the South Florida region.

2. Employment of the Executive by the Company pursuant to this Agreement will be for a two year (2) year period commencing effective April 14, 1999 (the "Commencement Date"), unless sooner terminated, pursuant to Paragraph 7 hereof (the "Term of Employment").

3. Subject to the direction and control of the Chief Executive Officer, the Executive shall have all of the power and authority inherent in the position of Executive Vice President, Treasurer and Chief Financial Officer and shall supervise and be responsible for the operations and management of the Company and its subsidiaries. The Executive shall also have such other executive powers and duties, consistent with his responsibilities as Executive Vice President, Treasurer and Chief Financial Officer, as may, from time to time, be prescribed by the Chief Executive Officer. The Company agrees to use


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         its reasonable efforts to nominate Executive to the Board of Directors and ensure that the Executive is elected to the Board of Directors of the Company throughout the Term of Employment. The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and Company policies, and in connection therewith, will not improperly or without good cause, in the best interest of the Company, disclose any trade secrets or other confidential information of the Company. Without limiting the foregoing, except as expressly modified herein, Executive shall be subject to all of the Company's policies including payola, plugola and conflicts of interests, as well as the following:

         (1) Executive will comply with all the Company and professional standards governing Executive's objectivity in the performance of Executive's duties, including restrictions on outside activities, investments, business interests, or other involvements which could compromise Executive's objectivity or create an impression of conflict of interest. Executive will not, without the prior approval of the Chairman of the Board or the Chief Executive Officer , accept any gift, compensation, or gratuity (which excludes business meals and entertainment received by Executive in the ordinary course of business) from any person or entity with which the the Company or any of its broadcast properties is or may be in competition or in any instance where there is a stated or implied expectation of favorable treatment of that person or entity. Executive will not, without the prior written approval of the Chairman of the Board or the Chief Executive Officer, take advantage of any business opportunity or situation or engage in any enterprise or venture of which the the Company may have an interest on his or her own behalf, if said business opportunity or situation, enterprise or venture is related in any way to or is similar to the business of the the Company. Nothing herein shall prohibit Executive from investing in any broadcast company where such investment does not cause Executive to be an "affiliate" of such entity under the terms of the Securities Act of 1993.

         (2) In performing Executive's duties under this Agreement, Executive shall conduct himself with due regard to social conventions, public morals and standards of decency, and will




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                  not cause or permit any situation or occurrence which would tend to degrade, scandalize, bring into public disrepute, or otherwise lower the community standing of Executive or the Company's public image. (1)

4.       Compensation.

         (1) Base Salary. Company will pay the Executive a base salary (the "Base Salary"), to be paid on the same payroll cycle as other salaried employees of the Company, at an annual rate during the first year of the term hereof of $250,000, which Base Salary shall be increased, effective on each anniversary of Commencement Date, by an amount equal to not less than 10% of the Base Salary in effect for the most recently ended calendar year.

         (2) Annual Bonus. In addition to the Base Salary, Executive agrees to participate in and the Company shall make bonus awards under, the Company's Executive Bonus Plan and receive bonus awards from time thereunder, subject to the satisfaction of the terms and conditions set forth therein and as described in this paragraph 4(b). The Executive shall be eligible to earn a bonus for each of the whole or partial calendar years during the Term of Employment under the terms of the Company's Executive Bonus Plan, which plan provides for a bonus award, calculated as a percent of Executive's Base Salary, subject to (i) the satisfaction of certain annual performance benchmarks established by the Compensation Committee of the Board of Directors, and (ii) the Executive's employment is not terminated under subclause (c) of Paragraph
                  7. The bonus will be payable within the first six months of the calendar year (the "Payment Year") following the year to which the bonus applies (the "Bonus Year"), provided that the bonus earned, if any, for calendar year 2001 will be paid after the completion of such Bonus Year or as otherwise paid to other senior management. The bonus shall be equal to 15%, 30% or 60% of the Base Salary paid to Executive in the Bonus Year, with the applicable percentage dependent upon the attainment of certain benchmarks established by the Compensation Committee for members of the Executive Bonus Plan. Without limiting the foregoing, nothing shall preclude the Executive from receiving an additional cash bonus, determined from time in the sole discretion of the Compensation Committee of the Board of Directors.





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         (3)      Options. The Company shall grant the Executive non-qualified stock options for 180,000 shares of Class A common stock of the Company, at an exercise price of $7.25 per share. The options shall be granted subject to an annual cumulative "cliff" vesting schedule of 10%, 25%, 45%, 70%, and 100% over five years commencing on the Commencement Date (i.e., first 10% vests April 14, 2000). The options shall be granted, at the Company's option, under the terms of the 1998 Stock Option Plan in the form of Exhibit 1 annexed hereto (the "Plan") or under an individual stock option grant agreement, which agreement shall contain substantially similar terms, conditions and limitations of the Plan and the form of stock option agreement pursuant to which other awards under the Plan are made from time to time. Notwithstanding the foregoing, the options of the Executive shall vest fully upon the occurrence of a change of control as defined in Paragraph 7(f)(i) hereof.

         Without limiting the foregoing, nothing shall preclude Executive from receiving special cash bonus awards not included within the Executive Bonus Plan, as determined from time to time in the sole discretion of the Company. In addition to Executive's Base Salary and participation in the Executive Bonus Plan, Executive may, as determined from time to time, in the sole discretion of the Company, be eligible to receive or participate in various other non-cash compensation programs, including, without limitation, annual and special non-cash bonus awards, grants of stock options, restricted stock, "phantom-equity" and stock appreciation rights (collectively, "Non-Cash Bonus Awards") as awarded or made available to other comparable senior management (e.g., the Chairman and the Chief Executive Officer), including, inclusion within the Executive Supplemental Retirement Plan (e.g., the deferred compensation plan) made available to certain members of senior management. Employee's rights in respect of any Non-Cash Compensation shall be governed under the terms of a separate document or documents, if any Non-Cash Compensation is to be awarded to Employee.

         The Company will have the right to withhold from payments otherwise due and owing to Executive or to require the Executive to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local




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         withholding tax requirements at the time the Executive recognizes income for federal, state, and/or local tax purposes with respect to any payments to Executive under the terms hereof or under any other compensation arrangements, including, Non-Cash Compensation. If any excise tax withholding by the Company is required pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") on an "excess parachute payment," as this term is defined in Section 4999 of the Code, in connection with any payments made under the terms hereof, or under any other compensation arrangements, including, the Executive Bonus Plan and any Non-Cash Compensation, the Company will be required to pay compensation to the Executive ("Gross-Up Payment") in an amount equal to the excise tax withholding required to be withheld by the Company on such amounts paid to Executive and the Gross-Up Payment itself. The Company then will withhold the Gross-Up Payment to satisfy this withholding obligation. Except as otherwise provided by this Paragraph 4, the Company will not be liable to Executive for any tax consequences incurred by Executive with respect to payments to Executive under the terms hereof or under any other compensation arrangements, including, Non-Cash Compensation.

5. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, which are generally available to other senior executives of the Company, including, without limitation, all life, group insurance and medical plans and all disability, retirement and other employee benefit plans of the Company, as long as any such plan or arrangement remains generally applicable to other senior executives of the Company.

6. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel. Executive shall be entitled to travel in business class (and if unavailable, first class) on any flight with an air duration of three (3) hours or more. In addition to the foregoing, Executive shall be reimbursed for reasonable relocation expenses incurred in connection with relocating (e.g., packing and moving household and personal items, transporting automobiles and temporary housing) from the Southern California area to West Palm Beach, Florida, in accordance with the applicable policies of Paxson and as separately pre-approved by the Company. To the extent any such




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         relocation reimbursement payments are deemed to be taxable income to the Executive under IRS guidelines, the Executive will be entitled to a further payment (the "Relocation Gross-up Payment"), equal to the income tax payable on such income and the Relocation Gross-up Payment itself. In addition, the Executive shall be entitled to be reimbursed for up to $5,000 of out of pocket home purchase closing costs incurred in connection with the Executive's purchasing a home in Palm Beach County, Florida. The Executive shall account to the Company for all such expenses.

7. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive's Term of Employment pursuant to this Agreement shall terminate on the earliest of the following dates:

         (1) The date of the Executive's death. In such event, the Company shall pay to the Executive's legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company) accrued and unpaid Base Salary plus the Executive's Base Salary for a one
                  (1) year period following the date of the Executive's death;

         (2) If the Board of Directors chooses to give the Executive notice of termination of his employment due to his disability, as defined in the Company's Long Term Disability Plan, a date specified in the notice which shall be not less than thirty (30) days after the date on which the notice is received by the Executive. In the event that the Executive's employment is terminated due to his disability under this subparagraph (b), the Executive or the Executive's legal representative shall continue to be paid the Executive's Base Salary then in effect for the lesser of (i) two years and
                  (ii) the remaining Term of Employment. If, prior to the specified termination date in such notice by the Company, the Executive's illness or disability has terminated and the Executive has resumed his duties under this Agreement, the Executive shall be entitled to resume employment under this Agreement as though such notice had not been given. The opinion of the Executive's physician as to disability shall be deemed presumptively valid;




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         (3)      If the Board of Directors chooses to give the Executive
                  notice of termination of his employment for "good cause", a date specified in the notice, consistent with the provisions of subparagraph (c). The term "good cause" as used in this Agreement shall mean the occurrence of any of the following events:

                  (1)   Executive's arrest for the commission of (A) a felony,
                        (B) any criminal act with respect to Executive's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (C) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of the Company or would subject any such broadcast station to fine or forfeiture;

                  (2) Executive's willful taking of any action or inaction the intended or reasonably foreseeable result of which would cause the Company to be in default under any material contract, lease or other agreement;

                  (3)   Executive's dependence on alcohol or illegal drugs;

                  (4) Failure or refusal to perform according to or follow the lawful policies and directives of the Chairman of the Board or the Chief Executive Officer;

                  (5) Executive's misappropriation, conversion or embezzlement of the assets of the Company or any affiliate of the Company;

                  (6)   A material breach of this Agreement by Executive; or

                  (7) Any representation of Executive in Paragraph 9 of this Agreement being false when made; or

                  (8) The Executive voluntarily, including retirement, ceases his employ with the Company at a time when the Company is not in material breach of this Agreement.

                  In the event of a termination under this subparagraph (c), other than pursuant to clause (c)(viii), the Company shall notify the Executive of its intentions to terminate his employment and the specific reason(s) therefore, and the Executive, on at least ten (10) business days notice, shall have had an opportunity to respond thereto; and, provided further, if the basis for such termination is susceptible of being cured by the Executive, the Company shall afford the Executive a reasonable period, not to exceed 60 days, to effect such cure, and the Executive's employment may not be terminated during said period.




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                  In the event of termination for good cause, the Company will be released from all further obligation to the Executive under this Agreement, except for such salary as may have been earned or bonus award made but not paid prior to the termination;

         (4) The date on which the Board of Directors chooses to notify the Executive that the Board of Directors, in its sole discretion, has determined that it is in the best interest of the Company to terminate the Executive's employment. In the event of such termination, the Executive will continue to be paid the Executive's Base Salary then in effect for the lesser of (i) one year and (ii) the remaining Term of Employment. In addition, Executive shall be entitled to receive any earned and unpaid cash bonus and Executive shall automatically vest in stock options under Section 4(c) hereof in an amount which, together with the number of stock options in which Executive is vested in prior to such termination date, equals 90,000 vested shares in the aggregate;

         (5) On the date that the Executive terminates his employment for Good Reason. For purposes of this subparagraph (e), "Good Reason" shall mean that the Company has breached any of the material terms, conditions and provisions of this Agreement (including, a material diminution of Executive's responsibilities). In such case, the Executive shall notify the Company of his intentions to terminate his employment and the specific reason(s) therefor, and the Company, on at least ten (10) business days notice, shall have an opportunity to respond thereto; and, provided further, if the basis for such termination is susceptible of being cured by the Company, the Executive shall afford the Company a reasonable period, not to exceed 60 days, to effect such cure, and the Executive may not terminate his employment during said 60 day period. In the event of such termination, the Executive will continue to be paid Executive's Base Salary then in effect for the lesser of (i) one year and (ii) the remaining Term of Employment;




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         (6)      If, within one year after a Change of Control (as defined
                  below), the Company terminates Executive's employment with the Company without Cause, the Executive will continue to be paid Executive's Base Salary then in effect for the lesser of
                  (i) one year and (ii) the remaining Term of Employment. For purposes of this Agreement:

                  (1)   A "Change of Control" will occur if (a) none of Lowell
                        W. Paxson, his estate, his wife, his lineal descendants, or any trust created for the sole benefit of any one or more of them during their lifetimes, or any combination of any of the foregoing, shall (i) own, directly or indirectly, at least 35 percent of the issued and outstanding capital stock of the Company or
                        (ii) have voting control, directly or indirectly, equal to at least 51 percent of the issued and outstanding capital stock of the Company entitled to vote in the election of Board of Directors of the Company; (b) the approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to this reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's (or any successor entity's) then outstanding securities; or (c) a liquidation or dissolution of the Company or of the sale of all or at least 80 percent of the Company's assets.

         (7) The expiration of the Term of Employment as described in Paragraph 2 of this Agreement. In the event of the termination of the Executive's employment upon the expiration of the Term of Employment, the Company will be released from all further obligation to the Executive, except for such compensation as may have been earned but not paid prior to termination.

         Following the termination of the Executive's employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (f) above or any bonus awards not paid as of such termination, and except to the extent that the Executive qualifies for benefits under any employee benefit plan available to the Executive as provided in Paragraph 5.



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8.       Renegotiation and Exclusive Services.

         (1) Executive and the Company agree to renegotiate this agreement during the first three (3) months after the first anniversary of the Commencement Date, to provide for an extension of the term hereunder provided, nothing shall require any such extension to be agreed upon by the Company or the Executive.

         (2) The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive's employment with the Company, the Executive shall not: (i) engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement; (ii) have any interest or involvement, directly or indirectly, in any capacity (including as employee, director, consultant, owner, lessor, manager, or lender), in any business enterprise that competes with the Paxson Group or that otherwise has interests in conflict with the Paxson Group, including without limitation, any television broadcast, cable television network, or television programming service, provided however, that (x) the Executive may own up to one percent (1%) of the issued and outstanding common stock of any entity whose common stock is traded on a nationally recognized stock exchange, and (y) the Executive may sit on the boards of directors of other entities, with the prior written approval of the Chairman, which approval shall not be unreasonably withheld. The Executive will not, prior to the conclusion of the renegotiation period contemplated under 8(a) hereof, the Term of Employment solicit offers for the Executive's services, negotiate with potential employers, enter into any oral or written agreement for the Executive's services, give or accept any option for the Executive's services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive's services to or from any person or entity whatsoever other than the Company.



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9.       To induce the Company to enter into this Agreement and to employ
         Executive, Executive represents and warrants to the Company as of the date hereof and as of each date of payment of any compensation under the terms hereof as follows:

         (1) The execution, delivery and performance of this Agreement by Executive does not conflict with result in a breach of, or constitute a default under any covenant not to compete or any other agreement, instrument, or license, to which Executive is a party or by which Executive is bound.
         (2)      Executive has not:

                  (1)   Been convicted of any felony;

                  (2) Committed any criminal act with respect to Executive's current or any prior employment (including any criminal act involving a violation of the Communication Act of 1934, as amended, or regulations promulgated by the
                        FCC), or

                  (3) Committed any act that materially threatened to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station or which subjected any broadcast station to fine or forfeiture.

         (3) Executive is not dependent on alcohol or illegal drugs. Executive recognizes that the Company shall have the right to conduct random drug testing of its employees and that Executive may be called upon in such a manner.

10. Any dispute regarding this Agreement shall be decided by arbitration by a single arbitrator in West Palm Beach, Florida, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining unless the Parties mutually agree otherwise; and, provided further, that both Parties will be entitled to all rights of discovery in connection with such arbitration, including, without limitation, all discovery rights described in the Florida Rules of Civil Procedure. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. During any arbitration proceeding initiated by the Executive, the Company agrees, to the extent that it may legally do so, to continue the Executive in the Company's long-term disability, life and medical insurance plans.




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11.      Both during and after the Term of Employment, neither Party will disclose the financial terms of this Agreement to persons not involved in the operations of the business of the Company, except as required by applicable law, regulation, the rules or regulations of a stock exchange or association on which securities of the Company or any parent company thereof are listed or legal process (including, without limitation, oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, orders, judgments or decrees). As to persons involved in the operations of the business of the Company, disclosure of such terms may be made only on a need-to-know basis. This restriction shall not apply to members of the Executive's immediate family nor to the Executive's professional advisers, lenders and investors, provided such persons agree to keep the financial terms confidential and not disclose them to third parties.

12. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the members of the Compensation Committee of the Board of Directors who are not employees of the Company or, if the Company does not have a Compensation Committee or the Compensation Committee does not have any members who are not employees of the Company, by the members of the Board of Directors who are not employees of the Company. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

13. The obligations and rights of the Executive under this Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Executive. Neither Party may assign this Agreement without the prior written consent of the other.




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14.      This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

15. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto.

16. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Florida.

17. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements. The Executive acknowledges that, in entering into this Agreement, he does not rely on any statements or representations not contained in this Agreement.

18. Any term or provision of this Agreement which is determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.




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19.      Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made when such notice shall have been either (i) deposited in first class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith:

            if to the Company:       Lowell W. Paxson
                                     Chairman
                                     Paxson Communications Corporation
                                     601 Clearwater Park Road
                                     West Palm Beach, Florida 33401-6233

            if to the Executive:     address below Executive's signature below


         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the first date written above.




                                        Name: John F. DeLorenzo

                                        Address: c/o TrenWest Development, LLC
                                                 10750 Wilshire Boulevard, #103
                                                 Los Angeles, California 90024


                                        PAXSON COMMUNICATIONS CORPORATION



                                        By:
                                        Name:
                                        Title:





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